CORPORATE INVESTOR RELATIONS 5333 - 15TH Avenue South, Suite 1500 Seattle, WA 98108 206.762.0993 www.stockvalues.com	CLIENT: CONTACT:	Wilshire Bancorp, Inc. Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com
News Release

WILSHIRE BANCORP POSTS 40% EARNINGS GROWTH IN SECOND QUARTER;
MARGIN EXPANSION AND STRONG LOAN PRODUCTION CONTINUE

LOS ANGELES, CA - July 21, 2005 - Wilshire Bancorp, Inc. (Nasdaq: WIBC), the holding company for Wilshire State Bank, today reported that five consecutive quarters of net interest margin expansion combined with continued strong loan growth contributed to 40% net income growth in both the second quarter and first half of 2005. For the quarter ended June 30, 2005, net income was a record $6.8 million, or $0.23 per diluted share, compared to $4.8 million, or $0.17 per share in the second quarter of last year. For the first half of 2005, net income was $12.8 million, or $0.44 per diluted share, up from $9.2 million, or $0.32 per share in the first six months of 2004.

In August 2004, Wilshire Bancorp was formed as a holding company for Wilshire State Bank. All previous results reflect the operations of Wilshire State Bank, which are comparable to those of the holding company. All per share results reflect the one-for-one conversion of Wilshire State Bank stock into Wilshire Bancorp stock, and the two-for-one stock split that followed in December 2004.

“In the first half of 2005, we added over $100 million in new loans, opened loan production offices in Atlanta, Houston, Denver and New York, converted our Dallas LPO into a full-service branch, and opened another branch in Torrance,” stated Soo Bong Min, President and CEO. “At the same time we have controlled operating costs and maintained strong credit quality, which contributed to another quarter of record profits. Our constant focus on sound banking practices, superior customer service and continued growth have helped us improve all of the key profitability ratios, which already ranked among the best in the nation.”

In the second quarter, Wilshire’s annualized return on average equity (ROE) improved to 27.2%, from 25.6% in the second quarter of 2004. For the six-month period ended June 30, ROE was 26.8% in 2005, compared to 26.5% the previous year. Return on average assets (ROA) grew to 1.92% in the second quarter, from 1.73% a year ago, and for the first half of 2005, ROA was 1.90%, compared to 1.74% in the same six-month period in 2004. The efficiency ratio improved to 38.5% in the second quarter of 2005, compared to 41.0% in the previous year, and was 40.3% for the first half of 2005, versus 42.0% in the previous year.

“Keeping our operating expenses in check remains a priority, particularly as salary and occupancy expense increases are inherent in a growing company,” stated Brian Cho, Executive Vice President and Chief Financial Officer. “Although our efficiency ratio dropped below 40% in the second quarter, I’m not sure that level is sustainable, particularly with the opening of full-service branches in Rancho Cucamonga and Garden Grove planned for the third quarter.”

Reflecting the success of Wilshire’s recent expansion efforts, loan originations increased 15% to $218.3 million in the second quarter of 2005, compared to $189.6 million in the second quarter last year. Year-to-date originations are up 19% to $410.5 million, from $344.8 million in the first half of 2004. Wilshire increased its total loans 22% to $1.13 billion at June 30, 2005, compared to $927.2 million at the end of the second quarter of last year, and total assets increased 21% to $1.46 billion at June 30, 2005, from $1.20 billion a year ago.

Total deposits increased 20% to $1.24 billion at the end of the second quarter of 2005, compared to $1.04 billion a year earlier. “We have grown noninterest bearing deposits by 14% in the past year, giving us a no-cost source of funds,” Cho said. “However, in order to support our loan growth in a very competitive environment, we are utilizing more time deposits, which have grown by 30% since mid-2004, as well as other borrowings.”

“Five consecutive quarters of net interest margin expansion have been aided by a continued slow rise in rates,” Min said. “With nearly 90% of our loan portfolio tied to prime, our yields improve almost immediately after an interest rate hike. Interest-bearing deposits are slower to reprice than loans, so we see a temporary margin expansion after each rate increase. Relative to noninterest bearing deposits, however, that benefit lasts until interest rates drop back down.” Wilshire’s net interest margin was 4.61% in the second quarter of 2005, compared to 3.74% in the comparable period a year ago. For the six-month period ended June 30, 2005, the margin improved to 4.58% from 3.88% in the first half of 2004.

Rising interest rates and balance sheet growth contributed to 66% interest income growth and 86% interest expense growth, compared to the second quarter of last year. Net interest income increased 57% to $15.0 million in the quarter ended June 30, 2005, from $9.5 million in the second quarter last year.

Noninterest income was $4.6 million in the second quarter of 2005, compared to $5.2 million during the comparable period a year ago. “We generally sell our SBA-guaranteed loan production each quarter and portfolio the non-guaranteed portion, which is sold less frequently and is not considered a stable and recurring source of income,” Cho said. “We have not sold any non-guaranteed loans so far this year, but we sold $8.8 million for a gain of $900,000 in the first half of last year, including $304,000 in the second quarter. SBA production remains strong, and the gain on sale of the guaranteed loans is a sustainable and recurring source of noninterest income.”

“As we expand into new markets, our operating expenses have continued to trend upward,” Min added. “Although noninterest expense grew 25% to $7.5 million in the second quarter of 2005, from $6.0 million in the same quarter last year, we are running a very efficient bank.”

In the first six months of 2005, net interest income increased 53% to $28.6 million, compared to $18.6 million in the first half of last year. Noninterest income declined 7% to $9.6 million, from $10.3 million in the six-month period ended June 30, 2004, as gain on sale of SBA loans declined. Noninterest expense increased 27% to $15.4 million, compared to $12.1 million in first six months of 2004, reflecting the opening of three full-service branches and six loan production offices in the past twelve months.

“We are committed to maintaining our strict underwriting standards, both in new markets and here in Southern California,” Min said. “Asset quality has actually improved over the last year, and we have posted small net recoveries for both the second quarter and year-to-date.” Non-performing loans (NPLs) and non-performing assets (NPAs) were both flat from a year ago $3.7 million. Reflecting the balance sheet growth, NPLs dropped to 0.32% of total loans at the end of June 2005, compared to 0.39% a year earlier. NPAs were 0.25% of total assets at the end of the most recent quarter, compared to 0.30% a year ago.

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WIBC – Record Profits in 2Q05
July 21, 2005

“While our credit quality remains very solid, we increased our provision for loan losses by $50,000 to $720,000 in the second quarter to keep pace with the continued growth in our loan portfolio,” Cho said. “Including the $93,000 net recovery, our allowance for loan losses increased 21% to $12.5 million at the end of June 2005, compared to $10.3 million a year ago. The allowance represents 1.10% of total loans at the end of June and is more than three times NPAs.”

At June 30, 2005, shareholders’ equity was $100.9 million, up 31% from $77.1 million a year earlier, and book value had grown to $3.53 per share from $2.76 a year ago. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies. At quarter-end, Tier 1 Leverage Ratio was 9.57%, Tier 1 Risk-Based Capital Ratio was 11.29%, and Total Risk-Based Capital Ratio was 13.33%, compared to 6.94%, 8.00%, and 11.74%, respectively, at the end of June 2004.

Over the last two years, Wilshire has received considerable recognition for its banking excellence. In late December 2003, Investor’s Business Daily ranked Wilshire State Bank at the top of the ‘Who’s Who Among Regional Banks’ list. In June 2004, Wilshire was added to the Russell 3000 index, and the following month Wilshire ranked #8 in the Top 200 Publicly Traded Banks by U.S. Banker, which listed community banks by their three-year average return on equity. In both 2004 and 2005, Wilshire was named one of Sandler O’Neill’s Bank and Thrift Sm-All Stars, which honored the top performing small banks in the country,.

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire State Bank, which operates 15 branch offices in California and Texas, and nine Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, Denver and New York. Wilshire State Bank is an SBA preferred lender at all of its office locations, excluding the newest LPO in New York. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended June 30,		Six Months Ended June 30,
(unaudited)(dollars in thousands, except per share data)	2005	2004	2005	2004
Annualized Return on Average Assets	1.92%	1.73%	1.90%	1.74%
Annualized Return on Average Equity	27.20%	25.59%	26.75%	26.45%
Efficiency Ratio	38.45%	41.04%	40.28%	42.02%
Annualized Operating Expense/Average Assets	2.14%	2.16%	2.27%	2.31%
Annualized Net Interest Margin	4.61%	3.74%	4.58%	3.88%
Tier 1 Leverage Ratio	9.57%	6.94%
Tier 1 Risk-Based Capital Ratio	11.29%	8.00%
Total Risk-Based Capital Ratio	13.33%	11.74%
Book Value Per Share	$3.53	$2.76

ALLOWANCE FOR LOAN LOSSES	Quarter Ended June 30,		Six Months Ended June 30,
(unaudited) (dollars in thousands)	2005	2004	2005	2004
Balance at Beginning of Period	$11,669	$9,487	$11,111	$9,011
Provision for Loan Losses	$720	$670	$1,220	$1,567
Less Charge Offs (Net Recoveries)	$(93)	$(54)	$(149)	$(60)
Less: Provision for (recapture of) losses on off balance sheet item	$32	$(40)	$30	$387
Balance at End of Period	$12,450	$10,251	$12,450	$10,251
Loan Loss Allowance/Gross Loans	1.10%	1.11%
Loan Loss Allowance/Non-performing Loans	339.22%	280.62%
Loan Loss Allowance/Total Assets	0.85%	0.85%
Loan Loss Allowance/Non-performing Assets	339.22%	280.62%

NON-PERFORMING ASSETS
(net of guaranteed portion)	June 30, 2005	June 30, 2004
Accruing Loans - 90 Days Past Due	402	6
Non-accrual Loans	3,268	3,629
Restructured Loans	0	18
Total Non-performing Loans	3,670	3,653
Total Non-performing Loans/Gross Loans	0.32%	0.39%
OREO	$--	$--
Total Non-performing Assets	$3,670	$3,653
Total Non-performing Assets/Total Assets	0.25%	0.30%

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WIBC - Record Profits in 2Q05
July 21, 2005

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)	Three Months Ended June 30,		Percentage	Six Months Ended June 30,		Percentage
	2005	2004	Change	2005	2004	Change
INTEREST INCOME
Interest on Loans & Leases	$20,780	$12,764	63%	$39,009	$24,612	58%
Interest on Securities	1,147	698	65%	2,019	1,388	45%
Interest on Federal funds sold	545	143	280%	972	258	276%
Interest on Commercial Papers	67	--	NA	67	--	NA
Total Interest Income	22,539	13,605	66%	42,067	26,258	60%

INTEREST EXPENSE
Deposits	6,536	3,657	79%	11,646	6,838	70%
FHLB Advances and Other	1,035	410	152%	1,813	777	133%
Total Interest Expense	7,571	4,067	86%	13,459	7,615	77%

Net Interest Income	14,968	9,538	57%	28,608	18,643	53%
Provision for Loan Losses	720	670	7%	1,220	1,567	-22%
Net Interest Income After Provision for Loan Losses	14,248	8,868	61%	27,388	17,076	60%

OTHER OPERATING INCOME
Fees on Deposits	1,815	1,834	-1%	3,534	3,657	-3%
Gain on Sales of Loans	1,489	2,034	-27%	3,512	4,171	-16%
Other	1,313	1,320	-1%	2,507	2,432	3%
Total Other Operating Income	4,617	5,188	-11%	9,553	10,260	-7%

OPERATING EXPENSES
Salaries and Employee Benefits	4,317	3,297	31%	8,693	6,739	29%
Occupancy & Equipment	770	676	14%	1,603	1,285	25%
Other	2,444	2,070	18%	5,074	4,121	23%
Total Other Operating Expenses	7,531	6,043	25%	15,370	12,145	27%

Income Before Taxes	11,334	8,013	41%	21,571	15,191	42%
Income Tax	4,582	3,190	44%	8,749	6,023	45%
NET INCOME	$6,752	$4,823	40%	$12,822	$9,168	40%

Per Share Data
Basic Earnings Per Common Share	$0.24	$0.17	36%	$0.45	$0.34	33%
Earnings Per Share – Assuming Dilution	$0.23	$0.17	38%	$0.44	$0.32	37%
Weighted Average Shares Outstanding	28,574,385	27,840,519		28,499,455	27,158,132
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	28,924,459	28,602,677		28,894,933	28,302,083

AVERAGE BALANCES	Quarter Ended June 30,		Six Months Ended June 30,
(unaudited)(dollars in thousands)	2005	2004	2005	2004
Average Assets	$1,405,638	$1,117,806	$1,352,564	$1,051,954
Average Equity	$99,306	$75,398	$95,847	$69,329
Average Net Loans (includes LHFS)	$1,085,961	$878,496	$1,056,240	$827,999
Average Deposits	$1,192,119	$958,591	$1,148,995	$905,805
Average Interest Earning Assets	$1,297,611	$1,019,922	$1,249,848	$961,502

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WIBC - Record Profits in 2Q05
July 21, 2005

CONSOLIDATED BALANCE SHEET	June 30,	December 31,	June 30,	One Year Percentage
(unaudited)(dollars in thousands, except share data)	2005	2004	2004	Change
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$59,111	$53,903	$49,054	21%
Federal Funds Sold	60,000	45,000	90,000	-33%
Commercial Papers	17,985	--	--	NA
Total Cash and Cash Equivalents	137,096	98,903	139,054	-1%

Interest-Bearing Deposits in Other Financial Institutions	3	3	103	-97%
Securities Available For Sale	121,139	85,712	75,999	59%
Securities Held To Maturity	25,100	29,262	25,611	-2%
Total Securities	146,242	114,977	101,713	44%

Loans & Leases Receivable	1,130,834	1,020,723	927,180	22%
Allowance For Loan Losses	12,450	11,111	10,251	21%
Loans & Leases Receivable, Net	1,118,384	1,009,612	916,929	22%

Accrued Interest Receivable	4,990	3,867	3,216	55%
Acceptance	2,841	2,041	2,863	-1%
Premises and Equipment	8,452	5,480	5,111	65%
Federal Home Loan Bank (FHLB) Stock, at Cost	6,052	4,372	4,229	43%
Cash surrender value of Life Insurance	14,820	11,536	11,331	31%
Other Assets	18,148	14,853	18,084	0%
TOTAL ASSETS	$1,457,025	$1,265,641	$1,202,530	21%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$302,122	$273,940	$265,869	14%
Savings & NOW Deposits	44,053	47,594	50,558	-13%
Money Market Deposits	262,487	212,916	234,084	12%
Time Deposits	635,351	564,255	489,015	30%
Total Deposits	1,244,013	1,098,705	1,039,526	20%

FHLB Advances	51,000	41,000	50,000	2%
Acceptance	2,841	2,041	2,863	-1%
Subordinated Debentures	46,083	25,464	25,464	81%
Accrued Interest and Other Liabilities	12,157	10,124	7,558	61%
Total Liabilities	1,356,094	1,177,334	1,125,411	20%

STOCKHOLDERS’ EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued
and Outstanding, 28,585,640, 28,142,470 and 27,935,072 Shares, Respectively	41,079	38,926	38,346	7%
Retained Earnings	60,140	49,605	39,315	53%
Accumulated Other Comprehensive Income, Net of Taxes	(288)	(224)	(542)	-47%
Total Stockholders’ Equity	100,931	88,307	77,119	31%

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,457,025	$1,265,641	$1,202,530	21%

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change, and, Wilshire Bancorp will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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NOTE: Transmitted on Business Wire at 3:30 am PDT on July 21, 2005.